EXHIBIT 99.2

Appendix B-IFR Section 30.15-Certification for Years following First Fiscal Year
Banner Corporation UST #63

I, Lloyd W. Baker, the Executive Vice President and Chief Financial Officer of Banner Corporation, certify, based on my knowledge, that:

(i)
The following standard was not required to be met during the most recently completed fiscal year from January 1, 2012 to March 31, 2012 (the “TARP period”), the date Banner Corporation repaid its TARP obligation: The compensation committee of Banner Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Banner Corporation;

(ii)
The compensation committee of Banner Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Banner Corporation and has identified any features of the employee compensation plans that pose risks to Banner Corporation and has limited those features to ensure that Banner Corporation is not unnecessarily exposed to risks;

(iii)
Banner repaid its TARP obligation on March 29, 2012 and the following standard was not required to be met during the TARP period: The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Banner Corporation to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of Banner Corporation will certify that the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above were not required;

(v)
The compensation committee of Banner Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Banner Corporation;

(B)	Employee compensation plans that unnecessarily expose Banner Corporation to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Banner Corporation to enhance the compensation of an employee;

(vi)
Banner Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
Banner Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)
Banner Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)
Banner Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
Banner Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)
Banner Corporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

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(xii)
Banner Corporation will disclose whether Banner Corporation, the board of directors of Banner Corporation, or the compensation committee of Banner Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
Banner Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)
Banner Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Banner Corporation and Treasury, including any amendments;

(xv)
Banner Corporation repaid its TARP obligation on March 29, 2012, and is therefore not required to submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (See, for example, 18 USC 1001).

March 14, 2013	/s/ Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and Chief Financial Officer

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